Exhibit 99.1

Professional Diversity Network, Inc. Announces Financial Results for the Quarter Ended June 30, 2022

Chicago, IL, August 15, 2022 (GLOBE NEWSWIRE) — Professional Diversity Network, Inc. (NASDAQ:IPDN), (“IPDN” or the “Company”), a global developer and operator of online and in-person networks that provides access to networking, training, educational and employment opportunities for diverse individuals, today announced its financial results for the quarter ended June 30, 2022.

“While the challenges in current global economic conditions continue, we believe that there is still opportunity for all of our business lines to grow. We recently hired additional sales and customer service personnel for the PDN network, as well as bringing on Ms. Grace Reyes, former Board member of PDN, to consult with, and strengthen, the NAPW business line dedicated to women. Our RemoteMore business line continues to exceed budgeted revenue expectations.” said Adam He, CEO of Professional Diversity Network. “Even through this economic downturn, we still maintain focused on building up core operations, capitalizing on strategic opportunities, and maximizing shareholder value through our share buyback plan.”

Second Quarter Financial Highlights:

●	Total consolidated revenues for the three months ended June 30, 2022 increased $0.7 million, or 50 percent, as compared to the same period in the prior year. PDN Network segment revenues increased $0.2 million or 16 percent compared to revenues during the same period in the prior year. Revenues for the three months ended June 30, 2022 from the NAPW segment decreased approximately $0.1 million as compared to the same period in the prior year. The RemoteMore segment recorded $0.6 million in revenues in the period for which there was no comparable activity in the same period of the prior year.

●	Basic and diluted net loss per share remained consistent at $0.04 during the three months ended June 30, 2022 and 2021.

●

On June 30, 2022, cash balances were approximately $2.4 million as compared to $3.4 million on December 31, 2021. Working capital surplus from continuing operations on June 30, 2022, was approximately $0.6 million as compared to $0.4 million on December 31, 2021.

●

On June 7, 2022, we settled a lawsuit for a cash payment of $70,000 to be made to the plaintiff, resulting in the reduction of our reserve and a one-time, non-cash gain for $908,564 reflected in our consolidated financial statements.

Financial Results for the Three Months Ended June 30, 2022

Revenues

Total revenues for the three months ended June 30, 2022 increased approximately $734,000, or 50.2%, to approximately $2,195,000 from approximately $1,461,000 during the same period in the prior year. The increase was predominately attributable to an approximate $648,000 of contracted software development related to RemoteMore for which there was no comparable activity in the same period of the prior year. Also contributing to the increase in the period was an increase in recruitment services revenues of approximately $189,000, partially offset by an approximate $99,000 decrease in membership fees and related services revenues, as compared to the same period in the prior year.

During the three months ended June 30, 2022, our PDN Network generated approximately $1,386,000 in revenues compared to approximately $1,201,000 in revenues during the three months ended June 30, 2021, an increase of approximately $185,000 or 15.4 percent. The increase in revenues was primarily driven by event revenues of approximately $111,000, job placement commissions of approximately $86,000, slightly offset by a decline in other diversity recruitment initiatives by our clients.

During the three months ended June 30, 2022, NAPW Network revenues were approximately $161,000, compared to revenues of approximately $260,000 during the same period in the prior year, a decrease of approximately $99,000 or 38.1 percent. The decrease in revenues was primarily due to an approximate $75,000 decrease in legacy membership retention rates as compared to the same period in the prior year, and the continued effects of COVID-19 causing new membership enrollment to decline throughout 2021 and the second quarter of 2022. We believe that the membership services that we provide to our customers represents a discretionary spending item and the services that we provide are being postponed by the consumer as a result of the financial and economic impact of COVID-19 and the current economy.

During the three months ended June 30, 2022, RemoteMore revenue was approximately $648,000, for which there was no comparable revenue in the same period of the prior year.

Costs and Expenses

Cost of revenues during the three months ended June 30, 2022 was approximately $932,000, an increase of approximately $672,000 or 259 percent from approximately $260,000 during the same period of the prior year, as a result of increased revenues. The increase was predominately attributed to approximately $543,000 of contracted software development costs related to RemoteMore, for which there was no comparable activity in the same period of the prior year.

General and administrative expenses decreased by approximately $753,000, or 68 percent, to approximately $359,000 during the three months ended June 30, 2022, as compared to the same period in the prior year. The decrease, as compared to the same period in the prior year, was predominately due to settlement of litigation resulting in a one-time, non-cash gain of approximately $909,000, a reduction in other legal expenses and litigation charges of $174,000 and comparable payroll related costs of approximately $53,000, offset by an increase of $23,000 related to discretionary incentive payments made as compared to the same period in the prior year Offsetting the decrease were increases in expenses related to RemoteMore of approximately $175,000, for which there were no comparable charges in the same period in the prior year, share based compensation of $78,000, purchased services of $52,000. There was a decrease in the three months ended June 30, 2021 related to mergers and acquisition expenses of $60,000 for which there was no comparable expense in the current period.

Net Loss from Continuing Operations

As the result of the factors discussed above, during the three months ended June 30, 2022, we incurred a net loss of approximately $52,000 from continuing operations, an increase of approximately $538,000 or 91 percent, compared to a net loss of approximately $590,000 during the three months ended June 30, 2021.

Financial Results for the Six Months Ended June 30, 2022

Revenues

Total revenues for the six months ended June 30, 2022 increased approximately $1,303,000, or 44%, to approximately $4,248,000 from approximately $2,945,000 during the same period in the prior year. The increase was predominately attributable to an approximate $1,125,000 of contracted software development related to RemoteMore for which there was no comparable activity in the same period of the prior year.

During the six months ended June 30, 2022, our PDN Network generated approximately $2,766,000 in revenues compared to approximately $2,421,000 in revenues during the six months ended June 30, 2021, an increase of approximately $345,000 or 14 percent. The increase in revenues was primarily driven by job placement commissions of approximately $161,000, event revenues of $120,000, and continued diversity recruitment initiatives by our clients of $65,000.

During the six months ended June 30, 2022, NAPW Network revenues were approximately $357,000, compared to revenues of approximately $524,000 during the same period in the prior year, a decrease of approximately $167,000 or 32 percent. The decrease in revenues was primarily due to a continued decrease in legacy membership retention rates and the continued effects of COVID-19 as new membership enrollment slowly returns. We believe that the membership services that we provide to our customers represents a discretionary spending item and the services that we provide are being postponed by the consumer as a result of the financial and economic impact of COVID-19 and the current economy.

During the six months ended June 30, 2022, RemoteMore revenue was approximately $1,125,000, for which there was no comparable revenue in the same period of the prior year.

Costs and Expenses

Cost of revenues during the six months ended June 30, 2022 was approximately $1,794,000, an increase of approximately $1,273,000, or 244 percent, from approximately $521,000 during the same period of the prior year. The increase was predominately attributed to approximately $1,010,000 of contracted software development costs related to RemoteMore, for which there was no comparable activity in the same period of the prior year. Also contributing to the increase was approximately $263,000 of costs as a direct result of increased revenues.

General and administrative expenses decreased by approximately $964,000, or 39.7 percent, to approximately $1,466,000 during the six months ended June 30, 2022, as compared to the same period in the prior year. The decrease was predominately due to settlement of litigation resulting in a one-time, non-cash gain of approximately $909,000, a result of reductions of comparable payroll related costs of approximately $250,000, of which approximately $52,000 related to discretionary incentive payments made in the prior year as compared to the current period. Also contributing to the decrease were reductions in other legal expenses and litigation charges of $152,000, and various other general and administrative expenses of $105,000. Offsetting the reduction in expenses were increases in charges related to RemoteMore of approximately $308,000, for which there were no comparable charges in the same period in the prior year, other purchased services of approximately $120,000, share-based compensation of $96,000 and accounting expenses of $72,000.

Net Loss from Continuing Operations

During the six months ended June 30, 2022, we incurred a net loss of approximately $943,000 from continuing operations, a favorable reduction of approximately $402,000 or 30 percent, compared to a net loss of approximately $1,345,000 during the same period in the prior year.

Summary of the Quarter’s Financial Information

Amounts in following tables are in thousands except for per share amounts and outstanding shares.

Summary of Financial Position

	June 30, 2022	December 31, 2021
Current Assets:
Cash and cash equivalents	$2,439	$3,403
Other current assets	1,785	2,194
Total current assets	$4,224	$5,597
Long-term assets	2,661	3,388
Total Assets	$6,885	$8,985

Total current liabilities	$3,671	$5,180
Total long-term liabilities	669	697
Total liabilities	$4,340	$5,877

Total stockholders’ equity	2,587	2,791
Total stockholders’ equity – noncontrolling interests	(42)	317
Total liabilities and stockholders’ equity	$6,885	$8,985

Summary of Financial Operations

	Six Months Ended June 30,		Change	Change
	2022	2021	(Dollars)	(Percent)
Revenues:
Membership fees and related services	$357	$524	$(167)	(31.9)%
Recruitment services	2,674	2,327	347	14.9%
Contracted software development	1,125	-	1,125	100.0%
Consumer advertising and marketing solutions	92	94	(2)	(2.1)%
Total revenues	$4,248	$2,945	$1,303	44.2%

Cost and expenses:
Cost of revenues	$1,794	$521	$1,273	244.3%
Sales and marketing	1,419	1,300	119	9.2%
General and administrative	1,466	2,430	(964)	(39.7)%
Depreciation and amortization	513	59	454	769.5%
Total pre-tax cost and expenses:	$5,192	$4,310	$882	20.5%

Loss from continuing operations, net of tax	$(943)	$(1,345)	$402	29.9%

Basic and diluted loss per share:
Continuing operations	$(0.06)	$(0.10)

Weighted average outstanding shares used in computing net loss per common share:
Basic and diluted	16,207,113	13,368,449

	Three Months Ended June 30,		Change	Change
	2022	2021	(Dollars)	(Percent)
Revenues:
Membership fees and related services	$161	$260	$(99)	(38.1)%
Recruitment services	1,341	1,152	189	16.4%
Products sales and other	648	-	648	100.0%
Consumer advertising and marketing solutions	45	49	(4)	(8.2)%
Total revenues	$2,195	$1,461	$734	50.2%

Cost and expenses:
Cost of revenues	$932	$260	$672	258.5%
Sales and marketing	700	600	100	16.7%
General and administrative	359	1,112	(753)	(67.7)%
Depreciation and amortization	232	29	203	700.0%
Total pre-tax cost and expenses:	$2,223	$2,001	$222	11.1%

Loss from continuing operations, net of tax	$(52)	$(590)	$538	91.2%

Basic and diluted loss per share:
Continuing operations	$(0.04)	$(0.05)

Weighted average outstanding shares used in computing net loss per common share:
Basic and diluted	16,405,586	13,472,385

Summary of Cash Flows from Continuing Operations

	Six Months Ended June 30,
Cash (used in) provided by continuing operations	2022	2021
Operating activities	$(570)	$(663)
Investing activities	(7)	(80)
Financing activities	(387)	1,167
Net increase in cash and cash equivalents from continuing operations	$(964)	$424

Professional Diversity Network, Inc. and Subsidiaries

Non-GAAP (Adjusted) Financial Measures

We believe Adjusted EBITDA provides a meaningful representation of our operating performance that provides useful information to investors regarding our financial condition and results of operations. Adjusted EBITDA is commonly used by financial analysts and others to measure operating performance. Furthermore, management believes that this non-GAAP financial measure may provide investors with additional meaningful comparisons between current results and results of prior periods as they are expected to be reflective of our core ongoing business. However, while we consider Adjusted EBITDA to be an important measure of operating performance, Adjusted EBITDA and other non-GAAP financial measures have limitations, and investors should not consider them in isolation or as a substitute for analysis of our results as reported under GAAP. Further, Adjusted EBITDA, as we define it, may not be comparable to EBITDA, or similarly titled measures, as defined by other companies.

The following non-GAAP financial information in the tables that follow are reconciled to comparable information presented using GAAP, derived by adjusting amounts determined in accordance with GAAP for certain items presented in the accompanying selected operating statement data.

The adjustments for the three and six months ended June 30, 2021 relate to stock-based compensation, litigation settlement reserves, depreciation and amortization, interest and other income and income tax expense (benefit).

The adjustments for the three and six months ended June 30, 2022 relate to stock-based compensation, litigation settlement reserves, loss attributable to noncontrolling interest, depreciation and amortization, interest and other income and income tax expense (benefit).

	Three Months Ended June 30,
	2022	2021
	(in thousands)
Loss from Continuing Operations	$(53)	$(590)
Stock-based compensation	281	203
Litigation settlement reserve	(925)	75
Loss attributable to noncontrolling interest	155	-
Depreciation and amortization	232	29
Interest and other income	(1)	(2)
Income tax expense (benefit)	16	50
Adjusted EBITDA	$(295)	$(235)

	Six Months Ended June 30,
	2022	2021
	(in thousands)
Loss from Continuing Operations	$(943)	$(1,345)
Stock-based compensation	405	309
Litigation settlement reserve	(909)	75
Loss attributable to noncontrolling interest	359	-
Depreciation and amortization	513	59
Interest and other income	(4)	(3)
Income tax benefit	(10)	(17)
Adjusted EBITDA	$(589)	$(922)

About Professional Diversity Network

Professional Diversity Network, Inc. (NASDAQ: IPDN) is a global developer and operator of online and in-person networks that provides access to networking, training, educational and employment opportunities for diverse professionals. We operate subsidiaries in the United States including National Association of professional Women (NAPW) and its brand, International Association of Women (IAW), which is one of the largest, most recognized networking organizations of professional women in the country, spanning more than 200 industries and professions. Through an online platform and our relationship recruitment affinity groups, we provide our employer clients a means to identify and acquire diverse talent and assist them with their efforts to comply with the Equal Employment Opportunity Office of Federal Contract Compliance Program. Our mission is to utilize the collective strength of our affiliate companies, members, partners and unique proprietary platform to be the standard in business diversity recruiting, networking and professional development for women, minorities, veterans, LGBTQ and disabled persons globally.

Forward-Looking Statements

This press release contains certain forward-looking statements based on our current expectations, forecasts and assumptions that involve risks and uncertainties. This release does not constitute an offer to sell or a solicitation of offers to buy any securities of any entity. Forward-looking statements in this release are based on information available to us as of the date hereof. Our actual results may differ materially from those stated or implied in such forward-looking statements, due to risks and uncertainties associated with our business, which include the risk factors disclosed in our most recently filed Annual Report on Form 10-K and in our subsequent filings with the Securities and Exchange Commission. Forward-looking statements include statements regarding our expectations, beliefs, intentions or strategies regarding the future and can be identified by forward-looking words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “should,” and “would” or similar words. We assume no obligation to update the information included in this press release, whether as a result of new information, future events or otherwise. Our most recently filed Annual Report on Form 10-K, together with this press release and the financial information contained herein, are available on our website, www.prodivnet.com. Please click on “Investor Relations.”

Investor Inquiries:

investors@ipdnusa.com

+1 (312) 614-0950

Source: Professional Diversity Network, Inc.

Released August 15, 2022